Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23671) of Continental Materials Corporation of our report dated April 7, 2005, except for the effects of the restatement of the 2004 financial statements described by Note 11 to the consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2005 (not separately presented herein) as to which the date is June 29, 2006, relating to the financial statements and our report dated April 7, 2005, relating to the financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2007